SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                               SCHEDULE 13E-4/A
                         ISSUER TENDER OFFER STATEMENT
                     (Pursuant to Section 13(e)(1) of the
                       Securities Exchange Act of 1934)

                                Amendment No. 1

                                UAL CORPORATION
                             (Name of the Issuer)

                        UAL CORPORATION CAPITAL TRUST I
                       (Name of Person Filing Statement)

                     DEPOSITARY SHARES, EACH REPRESENTING
                 1/1000 OF A SHARE OF SERIES B PREFERRED STOCK
                        (Title of Class of Securities)

                                  902549 70 8
                     (CUSIP Number of Class of Securities)

                Francesca M. Maher                          Robert E. Curley
     Vice President-Law and Corporate Secretary            Mayer, Brown, Platt
                    UAL Corporation                   190 South LaSalle Street
           1200 East Algonquin Road                   Chicago, Illinois  60603
        Elk Grove Township, Illinois 60007                    (312) 701-7306
                  (847) 700-4000

 (Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications on Behalf of Person Filing Statement)

                               November 22, 1996

    (Date Tender Offer First Published, Sent or Given to Security Holders)

                           Calculation of Filing Fee

       Transaction Valuation*                     Amount of Filing Fee
        ---------------------                     --------------------
           $209,153,815.88                             $41,830.76

* Calculated as of October 10, 1996, pursuant to Rule 0-11(a)(4) under the Securities Exchange Act of 1934, as amended.

(x) Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $63,379.94
Form or Registration No.: S-4, File Nos. 333-14245 and 333-14245-01 Filing Parties: UAL Corporation and UAL Corporation Capital Trust I Date Filed: October 16, 1996

      UAL Corporation Capital Trust I (the "Trust") hereby amends its Issuer Tender Offer Statement on Schedule 13E-4 (the "Statement") filed with the Securities and Exchange Commission (the "Commission") in connection with the filing under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (File Nos. 333-14245 and 333-14245-01) (the "Registration Statement") regarding an offer (the "Offer") to holders of Depositary Shares, each representing 1/1,000 of a share of Series B Preferred Stock (the "Depositary Shares") of UAL Corporation ("UAL"), by amending Item 9 in the Statement as set forth below and the references in its answers to all of the items to the term "Preliminary Prospectus" to mean the Trust's Prospectus dated November 21, 1996, filed on November 25, 1996 pursuant to Rule 424.
      The Offer terminated at 12 midnight, New York City time, on Friday, December 20, 1996. The Offer resulted in the exchange of 2,999,304 Depositary Shares for 2,999,304 Preferred Securities.

ITEM 9.     Material to be Filed as Exhibits.

      A list of exhibits filed herewith is contained in the Index to Exhibits, which is incorporated herein by reference.

                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 30, 1996

                                    UAL CORPORATION CAPITAL TRUST I

                                    By: UAL Corporation, as Sponsor


                                    By -------------------------------------
                                          Name:  Douglas A. Hacker
                                          Title: Senior Vice President and
                                               Chief Financial Officer

                               INDEX TO EXHIBITS


Exhibit
  No.                                       Description
---------   ------------------------------------------------------------------

99.1* Preliminary Prospectus dated October 16, 1996 (incorporated by reference to the Registration Statement on Form S-4)

99.2*       Form of Letter of Transmittal (incorporated by reference to Exhibit
            99.1 to the Registration Statement on Form S-4)

99.3*       Form of Letter to Clients (incorporated by reference to Exhibit
            99.4 to the Registration Statement on Form S-4)

99.4* Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit
            99.3 to the Registration Statement on Form S-4)

99.5*       Form of Notice of Guaranteed Delivery (incorporated by reference to
            Exhibit 99.2 to the Registration Statement on Form S-4)

99.6* Form of UAL Letter to Holders of Depositary Shares representing 12 % Preferred Stock, Series B (incorporated by reference to Exhibit
            99.7 to the Registration Statement on Form S-4)

99.7* Form of Notice of Offer to Exchange (incorporated by reference to Exhibit 99.9 to the Registration Statement on Form S-4)

99.8* Questions and Answers Regarding Preferred Securities (incorporated by reference to Exhibit 99.8 to the Registration Statement on Form S-4)

99.9* Form of Indenture between UAL and The First National Bank of Chicago, as Trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4)

99.10*      Form of Guarantee Agreement of UAL (incorporated by reference to
            Exhibit 4.7 to the Registration Statement on Form S-4)

99.11*      Tax Opinion of Mayer, Brown & Platt (incorporated by reference to
            Exhibit 8 to the Registration Statement on Form S-4)

99.12 Prospectus dated November 21, 1996 (incorporated by reference to the Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 on November 25, 1996)